Exhibit 99.2

November 30, 2009 For Immediate Release Eric Loughmiller Executive Vice President and Chief Financial Officer 317-249-4254 eric.loughmiller@karauctionservices.com

KAR Auction Services Announces Tender Offer for the Company’s Outstanding Notes

Carmel, IN— KAR Auction Services, Inc. (the “Company”) today announced that it commenced a cash tender offer for an aggregate principal amount of its 10% Senior Subordinated Notes due 2015 (CUSIP No. 48238QAF2) (the “First Priority Notes”), its 8 3/4% Senior Notes due 2014 (CUSIP No. 48238QAE5) (the “Second Priority Notes”) and its Floating Rate Senior Notes due 2014 (CUSIP No. 48238QAD7) (the “Third Priority Notes” and together with the First Priority Notes and the Second Priority Notes, the “Notes”) such that the maximum aggregate consideration for Notes purchased in the tender offer, excluding accrued and unpaid interest, will be $276,800,000; provided, however, that under certain circumstances as described in the Offer to Purchase (as defined below), such maximum aggregate consideration may be $113,175,000. The terms and conditions of the tender offer are described in an Offer to Purchase, dated November 30, 2009 (the “Offer to Purchase”), and a related Letter of Transmittal, which are being sent to holders of Notes.

CUSIP Number	Title of Security	Acceptance Priority Level	Aggregate Principal Amount Outstanding	Late Tender Offer Consideration(1)	Early Tender Premium(1)	Total Tender Offer Consideration(1)
48238QAF2	10% Senior Subordinated Notes due 2015	1	$425,000,000	$1,040	$40	$1,080
48238QAE5	8 3/4% Senior Notes due 2014	2	$450,000,000	$1,020	$40	$1,060
48238QAD7	Floating Rate Senior Notes due 2014	3	$150,000,000	$900	$40	$940

(1)	Per $1,000 principal amount of Notes accepted for purchase.

Holders of Notes must validly tender and not validly withdraw their Notes on or before 5:00 p.m., New York City time, on December 11, 2009, unless extended (such date and time, as the same may be extended, the “Early Tender Date”) in order to be eligible to receive the applicable Total Tender Offer Consideration. Holders of Notes who validly tender their Notes after the Early Tender Date and on or before the Expiration Date (as defined below) will be eligible to receive only the applicable Late Tender Offer Consideration, which is equal to the applicable Total Tender Offer Consideration minus the applicable Early Tender Premium, as set forth in the table above. In addition to the applicable Tender Offer Consideration, holders whose Notes are accepted for purchase in the tender offer will receive accrued and unpaid interest to, but excluding, the date on which the tender offer is settled, which currently is expected to be December 29, 2009.

The tender offer will expire at 11:59 p.m., New York City time, on December 28, 2009, unless extended (such date and time, as the same may be extended, the “Expiration Date”). As set forth in the Offer to Purchase, validly tendered Notes may be validly withdrawn at any time on or before 5:00 p.m., New York City time, on December 11, 2009, unless extended.

The consummation of the tender offer is subject to the satisfaction of certain conditions, including, without limitation, the consummation of the initial public offering of the Company’s common stock (the “IPO Condition”) and an aggregate principal amount of 10% Senior Subordinated Notes due 2015 equal to at least $191,250,000 being validly tendered as of the Early Tender Date (the “Minimum Condition”). The Company reserves the right, in its sole discretion, to waive any and all conditions to the tender offer with respect to one or more tranches of Notes (including, without limitation, the Minimum Condition).

If the Minimum Condition is satisfied as of the Early Tender Date, the aggregate principal amount of each tranche of Notes that is purchased in the tender offer will be based on the Acceptance Priority Level for such tranche as set forth in the table above, subject to the terms of the Offer to Purchase.

If the Minimum Condition is not satisfied as of the Early Tender Date, no Notes will be purchased in the Tender Offer, unless the Company waives (in whole or in part), in its sole discretion, the Minimum Condition, subject to the terms of the Offer to Purchase.

If the Minimum Condition is not satisfied as of the Early Tender Date, the Company may waive the Minimum Condition in whole, such that the Company proceeds with the tender offer with respect to all three tranches of Notes. In that event, the Company will accept for purchase all validly tendered Notes based on the Acceptance Priority Level as if the Minimum Condition had been satisfied. Alternatively, if the Minimum Condition is not satisfied as of the Early Tender Date, the Company may waive the Minimum Condition in part, such that the Company will not purchase any First Priority Notes in the tender offer and the maximum aggregate consideration, excluding accrued and unpaid interest, for Second Priority Notes and Third Priority Notes purchased in the tender offer will be $113,175,000.

The Company’s obligations to accept any Notes tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is neither an offer to purchase nor a solicitation of an offer to sell any Notes. The tender offer is made only by, and pursuant to the terms of, the Offer to Purchase, and the information in this news release is qualified by reference to the Offer to Purchase and the related Letter of Transmittal. Subject to applicable law, the Company may amend, extend, waive conditions to or terminate the tender offer.

Goldman, Sachs & Co. and RBC Capital Markets Corporation are the Dealer Managers for the tender offer. Persons with questions regarding the tender offer should contact Goldman, Sachs & Co. at (212) 357-4692 or (toll-free) (800) 828-3182 (Attention: Liability Management Group) or RBC Capital Markets Corporation at (212) 618-2205 (Attention: High Yield Capital Markets). Requests for copies of the Offer to Purchase, the related Letter of Transmittal and other related materials should be directed to Global Bondholder Services Corporation, the Information Agent and Depositary for the tender offer, at (212) 430-3774 (for banks and brokers only) or (866) 470-4300 (for all others and toll-free).

About KAR Auction Services

KAR Auction Services, Inc. is the holding company for ADESA, Inc., a leading provider of wholesale used vehicle auctions whose operations span North America with 62 used vehicle sites, Insurance Auto Auctions, Inc., a leading salvage auto auction company whose operations span North America with 152 sites and Automotive Finance Corporation, a leading provider of floorplan financing to independent and franchised used vehicle dealers with 87 sites across North America.

This press release may include information that could constitute forward-looking statements. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company’s Securities and Exchange Commission filings. Past results of the Company are not necessarily indicative of its future results. The Company does not undertake any obligation to update any forward-looking statements.

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